Exhibit 99.1

DriveTime Automotive Group, Inc. and DT Acceptance Corporation Commence Exchange Offer for 12.625% Senior Secured Notes due 2017

PHOENIX, May 4, 2011 /Business Wire/ — DriveTime Automotive Group, Inc. (“DTAG”) and DT Acceptance Corporation (“DTAC”) today announced the commencement of an exchange offer for $151 million aggregate principal amount of their outstanding 12.625% Senior Secured Notes due 2017 (the “outstanding notes”), and the guarantees thereof, that were originally issued in a private offering on June 4, 2010.

In connection with the original sale of the outstanding notes, DTAG and DTAC entered into a registration rights agreement in which they undertook to offer to exchange the outstanding notes for new notes (the “exchange notes”) to be registered under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to an effective registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on October 4, 2010 (as amended to date, the “Registration Statement”), holders of the outstanding notes will be able to exchange their notes for exchange notes in an equal principal amount. The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the Securities Act and will be freely tradable.

The exchange offer will expire at 5:00 p.m., New York City time, on June 2, 2011, unless extended. Tenders of outstanding notes must be made before the exchange offer expires and may be withdrawn any time prior to the expiration of the exchange offer.

The terms of the exchange offer are set forth in a prospectus dated April 29, 2011 and the associated letter of transmittal. Copies of the prospectus, the associated letter of transmittal and the other exchange offer documents may be obtained from the exchange agent:

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:
WELLS FARGO BANK, N.A.	WELLS FARGO BANK, N.A.
Corporate Trust Operations	Corporate Trust Operations
MAC N9303-121	MAC N9303-121
PO Box 1517	Sixth & Marquette Avenue
Minneapolis, MN 55480	Minneapolis, MN 55479

In Person by Hand Only:	By Facsimile:
WELLS FARGO BANK, N.A.	(For Eligible Institutions only):
12th Floor—Northstar East Building	fax. (612) 667-6282
Corporate Trust Operations	Attn. Bondholder Communications
608 Second Avenue South
Minneapolis, MN 55479	For Information or Confirmation by Telephone: (800) 344-5128, Option 0

This press release shall not constitute an offer to sell any securities or a solicitation of an offer to buy any securities. The exchange offer will be made only by means of a written prospectus.

About DriveTime

DriveTime is the leading used vehicle retailer in the United States with a sole focus on the sale and financing of quality vehicles to the subprime market. Through our branded dealerships, we provide our customers with a comprehensive end-to-end solution for their automotive needs, including the sale, financing, and maintenance of their vehicle. For additional information about DriveTime, visit our web site: http://www.drivetime.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements related to the proposed expiration date of the exchange offer. These forward-looking statements reflect DTAG’s and DTAC’s current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Except for DTAG’s and DTAC’s ongoing obligation to disclose material information as required by federal securities laws, it does not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof.